Exhibit 10.1

TWELFTH AMENDMENT

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Twelfth Amendment to Amended and Restated Loan and Security Agreement is entered into as of December 11, 2013 (the “Amendment”), by and between APPLIED OPTOELECTRONICS, INC. (“Borrower”) and EAST WEST BANK (“Bank”).

RECITALS

Borrower and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of May 20, 2009 and as amended from time to time, including pursuant to that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of May 3, 2010, that certain Second Amendment to Amended and Restated Loan and Security Agreement dated as of October 28, 2010, that certain Third Amendment to Amended and Restated Loan and Security Agreement dated as of December 6, 2010, that certain Fourth Amendment to Amended and Restated Loan and Security Agreement dated as of May 5, 2011, that certain letter dated September 30, 2011, that certain Fifth Amendment to Amended and Restated Loan and Security Agreement dated as of November 30, 2011, that certain Sixth Amendment to Amended and Restated Loan and Security Agreement dated as of March 29, 2012, that certain Seventh Amendment to Amended and Restated Loan and Security Agreement dated as of June 29, 2012, that certain Eighth Amendment to Amended and Restated Loan and Security Agreement dated as of November 2, 2012, that certain Assignment, Assumption and Amendment Agreement dated as of March 25, 2013, that certain Ninth Amendment to Amended and Restated Loan and Security Agreement dated as of April 11, 2013, that certain Tenth Amendment to Amended and Restated Loan and Security Agreement dated as of September 10, 2013 and that certain Eleventh Amendment to Amended and Restated Loan and Security Agreement dated as of November 12, 2013 (collectively, the “Agreement”).  The parties desire to amend the Agreement in accordance with the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1.   The following definition in Section 1.1 is amended in its entirety to read as follows:

“Revolving Line Maturity Date” means November 15, 2015.

2.   The following is added as a new subsection (v) to the end of Section 2.1(b):

(v)           Letters of Credit.  At any time through the Revolving Maturity Date, and subject to the terms of this Agreement, Bank shall issue one or more standby or trade letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, the “Letters of Credit”) as Borrower may request by delivering to Bank a duly executed letter of credit application on Bank’s standard form; provided, however, that (A) the outstanding face amount of all Letters of Credit shall not at any time exceed the Revolving Line, and (B) the availability under the Revolving Facility to make Advances under Section 2.1(b)(i) shall be reduced by the outstanding face amount of all Letters of Credit. On any drawn but unreimbursed Letter of Credit, the unreimbursed amount shall be deemed an Advance under Section 2.1(b)(i).  All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form application and letter of credit agreement (the “Application”), including payment of Bank’s standard fees, along with a fee equal to 0.75% of the face of amount of each standby Letter of Credit, per annum. The obligation of Borrower to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever.  Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, attorneys’ fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank’s gross negligence or willful misconduct. If at any time the Revolving Facility is terminated or otherwise ceases to exist, Borrower shall immediately secure to Bank’s satisfaction its obligations with respect to any outstanding Letters of Credit, and, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates), shall automatically secure such obligations to the extent of the then outstanding Letters of Credit; and Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Letters of Credit remain outstanding.

3.   Section 2.3(a) of the Agreement is amended in its entirety to read as follows:

(a)           Interest Rates.

(i)           Except as set forth in Section 2.3(b), the outstanding principal balance of each Revolving Advance shall bear interest at a variable rate per annum equal to the Prime Rate plus 0.5%; provided however, that following Bank’s receipt of Borrower’s consolidated financial statements evidencing Borrower’s achievement of net profitability for the two consecutive quarters ending December 31, 2013, in form and substance satisfactory to Bank (the “Milestone”), the outstanding principal balance of each Revolving Advance shall bear interest at a variable rate per annum equal to the Prime Rate minus 0.25%;

(ii)           Except as set forth in Section 2.3(b), the outstanding principal balance of each Real Estate Advance, shall bear interest at a variable rate per annum equal to the Prime Rate plus 0.75%;

(iii)           Except as set forth in Section 2.3(b), the outstanding principal balance of each Equipment II Advance shall bear interest at a variable rate per annum equal to the Prime Rate plus 0.75%; provided however that following the Milestone, the Equipment II Advance shall bear interest at a variable rate per annum equal to the Prime Rate; and

(iv)           Interest shall be computed daily on the basis of a 360 day year and actual days elapsed.

4.   Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.  The Agreement, as amended hereby, shall be and remains in full force and effect in accordance with its terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.  Borrower ratifies and reaffirms the continuing effectiveness of all instruments, documents and agreements entered into in connection with the Agreement.

5.   Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

6.   This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

7.   As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)      this Amendment, duly executed by Borrower;

(b)      payment of all Bank Expenses incurred through the date of this Amendment; and

(c)      such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

APPLIED OPTOELECTRONICS, INC.

By: /s/ Chih-Hsiang (Thompson) Lin

Title: President and Chief Executive Officer

EAST WEST BANK

By: /s/ Lisa Chang

Title: Vice President